Exhibit 10.10

OPTION AGREEMENT

          THIS OPTION AGREEMENT (this “Agreement”) is made as of October 27, 2004 by and between U-Store-It, L.P., a Delaware limited partnership (“USI”), and Rising Tide Development, LLC, a Delaware limited liability company (“Optionor”).

R E C I T A L S

          WHEREAS, USI, the general partner of which is U-Store-It Trust, a Maryland real estate investment trust (the “REIT”), and the REIT are engaging in various related transactions pursuant to which, among other things, the REIT will effect an initial public offering of its common shares and contribute the proceeds therefrom for units of partnership interest in USI (the “IPO,” and together with the transactions related thereto, the “IPO Transactions”);

          WHEREAS, Optionor currently owns ten, and has entered into contracts to purchase an additional eight, self-storage facilities listed on Exhibit A attached hereto and made a part hereof (the “Option Properties,” and individually, each an “Option Property”), which Option Properties are located on the eighteen tracts or parcels of land described on Exhibit B (such tracts or parcels of land, together with the rights and appurtenances pertaining to each parcel or tract of land, including any right, title and interest of Optionor in and to adjacent streets, alleys or rights-of-way to each such tract or parcel herein is referred to as the “Land”); and

          WHEREAS, Optionor desires to grant to USI an option to acquire all of Optionor’s right, title and interest in and to each Option Property, including (i) the Land related to such Option Property, (ii) the buildings, structures, fixtures and other improvements on the Land related to such Option Property (herein referred to collectively as the “Improvements”), (iii) the tangible and intangible personal property owned by Optionor used or useful in connection with the Optionor’s businesses being carried out on the Land and the Improvements related to such Option Property (the “Personal Property”), and (iv) each of the following: (A) each lease and other occupancy agreement for any portion of the Land or the Improvements related to such Option Property (collectively, the “Leases”), including all deposits and escrows held in connection therewith, and (B) each other contract of the Optionor related to such Option Property (the “Other Contracts”) (it being understood that the “Other Contracts” shall not include the management agreements or service agreements applicable to the Option Properties), in each case referred to in subsections (A) and (B), to be identified by USI with the assistance of the Optionor as of the Closing Date (as defined below); as used herein, the term “Option Property” shall include the Land, Improvements, Personal Property, Leases and Other Contracts related to such Option Property.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I — THE OPTION

          1.1 Applicability of Option. The Option (as defined below) shall be exercisable with respect to each Option Property during the Option Term (as defined below). In the event that USI exercises the Option at multiple and separate times with respect to separate Option Properties (as opposed to USI exercising the Option with respect to each Option Property simultaneously), a separate Closing shall be held for each instance of USI exercising the Option.

               1.2 Grant of Option. Subject to the terms and conditions hereof:

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          (a) Optionor hereby grants to USI an option to acquire all right, title and interest of Optionor in and to each Option Property free and clear of any Encumbrances (as defined below) on such Option Property, other than Permitted Encumbrances (as defined below) with respect to such Option Property (the “Option”). It is understood that the Option shall apply to all of the eighteen Option Properties notwithstanding that eight of the Option Properties are under contract but not owned by Optionor as of the date hereof. For the avoidance of doubt, however, the Option shall not become eligible for exercise for any of the eight Option Properties identified on Exhibit A as being under contract as of the date hereof unless and until the Optionor consummates the purchase of such Option Property.

          (b) If USI exercises the Option with respect to an Option Property, at the Closing Date (as defined below) for such Option Property, USI shall assume and thereafter pay, honor, discharge and perform, in accordance with their respective terms, all of the liabilities and obligations of the Optionor with respect to such Option Property identified on Schedule 1 hereto (the “Assumed Liabilities”) first accruing from and after the Closing Date.

          1.3 Right to Exercise. USI shall have the right to exercise the Option with respect to an Option Property at any time after the date upon which such Option Property has achieved occupancy of at least 85% on the last day of the month for three consecutive months (with occupancy being the ratio of occupied square footage to total rentable square footage), until the expiration of the Option pursuant to Section 1.4. Optionor shall promptly notify USI upon the occurrence of any Option Property reaching the foregoing occupancy threshold. Notwithstanding the foregoing, in the event that the IPO is not consummated prior to February 15, 2005, this Agreement shall terminate, become null and void and no party shall have any liability to the other parties hereunder with respect to the transactions contemplated hereby.

          1.4 Expiration of Option. Subject to Section 8.1 hereof, the Option shall expire on the fourth anniversary of the date of the closing of the IPO (the “Expiration Date”; and the period from the closing of the IPO through the Expiration Date, the “Option Term”).

          1.5 Obligation to Sell Upon Expiration of Option. If (i) USI fails to exercise the Option with respect to any Option Property prior to the expiration of the Option Term, or (ii) the Option does not become exercisable with respect to any Option Property pursuant to Section 1.3 hereof prior to the expiration of the Option Term, then Optionor shall be required to use all commercially reasonable efforts to sell, convey or otherwise transfer as promptly as practicable such Option Property to an unaffiliated third party.

          1.6 Prohibition on Purchase of Option Properties. Optionor acknowledges that it is an affiliate of Robert J. Amsdell and Barry L. Amsdell (the “Affiliated Persons”). Each of the Affiliated Persons shall not, and shall cause their respective affiliates (other than Optionor, the REIT or any of its subsidiaries), not to, purchase any of the eight Option Properties identified on Exhibit A as being under contract as of the date hereof.

ARTICLE II — PROCESS FOR EXERCISE OF THE OPTION

          2.1 Exercise. Subject to Section 1.3 hereof, the Option may be exercised with respect to any Option Property during the Option Term by delivery of written notice by USI to Optionor (the “Exercise Notice”), stating that the Option is exercised on the terms set forth in this Agreement. The date upon which the Exercise Notice is delivered by Optionor in accordance with this Agreement is hereinafter referred to as the “Exercise Date.” If the Option is timely exercised, the Optionor shall transfer and convey the applicable Option Property, and the closing of such transfer and conveyance (the “Closing”) shall occur within 15 days after the last day of the month immediately following the month in which the Exercise Notice is delivered (the date of the Closing is referred to herein as the “Closing Date”). The exercise of the Option by USI is subject to the pre-approval of a majority of the “independent” members of the Board of Trustees of the REIT (as defined in the REIT’s Bylaws), as general partner of USI, and no exercise may occur without such pre-approval.

               2.2 Inspection. During the term of this Agreement, Optionor shall permit USI and its agents to enter upon each Option Property, subject to the rights of any tenants, at reasonable times to make such surveys, inspections and tests as may reasonably be necessary in connection with its examination of the Option Property. USI hereby agrees to repair any damage it or its agents may cause to the Option Property as a result of any such inspections or tests or any other related damage caused by USI or its agents, and further shall indemnify, defend and hold Optionor and Optionor’s managers harmless from and against any and all claims, losses, damages and expenses, including, without limitation, reasonable attorneys’ fees, suffered by Optionor and Optionor’s managers as a direct result of the entry by USI or its agents upon, or acts upon, any Option Property in connection with any such inspections or tests or any other related damage caused by USI or its agents.

               2.3 Information. Optionor shall permit USI and its agents to review all books, records and other documentation which are in Optionor’s possession and control reasonably requested by USI with respect to Optionor and/or any Option Property. Optionor shall provide (or cause to be provided), upon request from USI, a report of the status of each Option Property, on a quarterly basis, which report shall include unaudited financials and such other information and data as USI may reasonably request regarding each Option Property (to the extent within Optionor’s possession and control); it being understood that, to the extent USI or any of its subsidiaries or affiliated entities is providing administrative services to Optionor with respect to any Option Property, Optionor shall be deemed to have satisfied its obligation under this Section 2.3 to the extent that the information requested by this Section 2.3 is available to USI or such subsidiaries or affiliated entities in connection with the performance of such administrative services, and such information should be deemed to have been delivered by Optionor to USI pursuant to this Section 2.3.

ARTICLE III — ACQUISITION PROCESS

               3.1 Acquisition Consideration.

          (a) The acquisition consideration to be paid by USI for any Option Property (the “Acquisition Consideration”) pursuant to an exercise of the Option under Section 2.1 shall be equal to the lower of (i) the product obtained by multiplying (A) Annualized NOI for such Option Property by (B) 12.5 and (ii) the fair market value of the Option Property (“FMV”), as determined pursuant to this Section 3.1. “Annualized NOI” shall mean the net operating income for the Option Property for the three months immediately prior to the month in which the Exercise Notice is delivered multiplied by 4. Net operating income shall mean net income for the Option Property plus interest expense, loan procurement amortization expense (if applicable), depreciation, management fees to related parties/general and administrative (if applicable)(and, in each case, otherwise in a manner consistent with the manner in which net operating income was determined for purposes of the disclosure in the prospectus for USI’s initial public offering). “FMV” for purposes of this Section 3.1 shall mean the price at which a willing buyer would buy, and a willing seller would sell, such Option Property in an arms-length transaction assuming such Option Property is sold in an orderly disposition on the terms (other than purchase price) set out in this Agreement and each of the buyer and seller are aware of, and take into account, all relevant factors which exist at the time. In the Exercise Notice, USI shall designate an appraiser (the “First Appraiser”) to determine FMV for such Option Property. Optionor then shall have 10 days after receiving such notice to designate a second appraiser (the “Second Appraiser”) by written notice to USI. If Optionor fails to timely designate the Second Appraiser, FMV shall be determined by the First

Appraiser. The First Appraiser and the Second Appraiser each shall separately determine FMV in accordance with this Section 3.1(a) and shall provide a detailed written valuation report to each of Optionor and USI within 20 days after the last day for designating the Second Appraiser. The designation of the First Appraiser shall be approved by a majority of the members of the Board of Trustees of the REIT, which majority must include a majority of “independent” trustees, as defined in the REIT’s Bylaws. If only one appraiser timely submits a proper valuation report, its FMV determination shall be final, binding and conclusive for purposes of this Agreement. If both appraisers timely submit proper valuation reports, and their FMV determinations vary by 10% or less, FMV shall be equal to the average of the two FMV determinations. If both appraisers timely submit proper valuation reports, and their FMV determinations vary by more than 10%, the two appraisers shall promptly appoint a third appraiser (the “Third Appraiser”), which shall independently determine FMV in accordance with Section 3.1(a) and shall provide a detailed written valuation report to each of Optionor and USI within 20 days after its appointment. FMV shall then be equal to the average of the two closest FMV determinations submitted by the three appraisers. FMV as determined in accordance with Section 3.1(a) shall be final, binding and conclusive for purposes of this Agreement. If a Third Appraiser is required to be appointed pursuant hereto, the Closing Date shall be a date within 15 days after receipt of the written valuation report of such Third Appraiser. In preparing its FMV determination, each appraiser shall be provided with the same Option Property-specific source documents and information and the same access to personnel. Each appraiser shall determine a single point estimate of FMV, not a range of values. Only qualified real estate appraisers with at least five years’ prior experience in the valuation of properties comparable to such Option Property, and that do not have any financial interest in any entities affiliated with any party hereto (excluding any existing or prior agreement or contractual arrangement to provide advisory or appraisal services to any such parties or any affiliates thereof), may be validly appointed to serve as an appraiser hereunder. Each of Optionor and USI shall pay all fees and costs of the appraiser designated by it and one-half of all fees and costs of the Third Appraiser, if any.

          (b) On the Closing Date with respect to an Option Property, the Acquisition Consideration shall be payable by USI in (i) cash, or (ii) a combination of units of limited partnership interest in USI (“Units”) and cash, in the sole and absolute discretion of USI; provided however, that the cash consideration portion of the Acquisition Consideration for an Option Property shall in no event be less than the Allocated Loan Amount (as defined below) for such Option Property or, if less, the release price required under any financing then secured by the Option Property. If the Allocated Loan Amount is greater than the Acquisition Consideration for an Option Property, then the full amount of the Acquisition Consideration shall be paid in cash. The term “Allocated Loan Amount” for any Option Property shall mean the full amount of first mortgage indebtedness allocable to that Option Property as of the Closing Date for such Option Property as provided in the loan documents relating thereto. The value of Units shall be their “Market Value” as defined in this Section 3.1(b), and the number of Units shall be rounded to the nearest whole number of Units to avoid the issuance of fractional Units. The term “Market Value” shall mean the average closing price of the common shares of beneficial interest, $0.01 par value per share, of the REIT (or any successor thereto) (“Common Shares”) for the 10 consecutive trading days immediately preceding, but not including, the Closing Date. For purposes of determining Market Value, one Unit shall equal one Common Share, subject to any adjustments required under the Second Amended and Restated Agreement of Limited Partnership of U-Store-It, L.P., as may be amended and/or restated from time to time (the “Partnership Agreement”), or to reflect stock splits, reclassifications, dividends in-kind and the like.

               (c) On the Closing Date, all reserves held by or on behalf of Optionor as required by applicable lenders or otherwise with respect to an Option Property shall either be (i) retained by or returned to Optionor, or (ii) transferred to USI, in which event a credit shall be applied to increase the Acquisition Consideration by the amount of such transferred reserves.

          (d) In exercising the Option with respect to any Option Property, USI will use reasonable efforts to cooperate with Optionor to minimize any fees or prepayment penalties payable in connection with such exercise; provided that, except as otherwise set forth in this Agreement, such cooperation shall not require USI to unreasonably delay the Closing Date or require USI to assume additional liabilities or incur any material amount of out-of-pocket expenses.

          (e) Pursuant to the Partnership Agreement, Units are exchangeable into Common Shares. It is currently anticipated that such Common Shares will be entitled to certain registration rights consistent with the REIT’s practice at the time such Units are issued and subject to any restrictions or agreements affecting such rights to which the REIT or USI is bound.

          (f) USI may decide at any time after delivery of an Exercise Notice, but before the Closing Date, not to proceed with the acquisition of an Option Property as specified in the Exercise Notice. If USI revokes the Exercise Notice before the Closing Date, USI shall promptly notify Optionor of such revocation. The revocation by USI of the Exercise Notice shall be deemed effective upon the earlier of the mailing of such revocation to Optionor by USI, or upon Optionor’s acknowledgement, whether written or oral, of USI’s revocation.

          3.2 Acquisition Documentation. On or prior to the Closing Date (subject to Section 3.1(f)) with respect to an Option Property, Optionor and USI shall acknowledge, execute, deliver and/or file (as the case may be) the closing documentation described on Annex A hereto (the “Closing Documentation”). Optionor and USI shall thereafter additionally acknowledge, execute, deliver and/or file (as the case may be) any and all other documents, agreements or instruments reasonably necessary or appropriate to effectuate the acquisition, transfer and conveyance of such Option Property in accordance with the terms of this Agreement.

          3.3 Withholding. Optionor shall execute, upon the conveyance of an Option Property, such certificates or affidavits reasonably necessary to document the inapplicability of any federal or state tax withholding provisions, including, without limitation, those referred to in Section 7.4 below. If Optionor fails to provide such certificates or affidavits, USI may withhold a portion of the Acquisition Consideration as required by the Internal Revenue Code of 1986, as amended (the “Code”) or applicable state law.

          3.4 Taxes. If the transactions contemplated by this Agreement are consummated, then the following shall apply:

               (a) Acquisition is Treated as Contribution. If the Acquisition Consideration consists in part of Units, the transfer, assignment and exchange contemplated by this Agreement shall constitute a “Capital Contribution” to USI pursuant to Article IV of the Partnership Agreement and is intended to be governed by Section 721(a) of the Code, and Optionor and USI shall report this transaction consistent with such treatment.

               (b) Cooperation and Tax Disputes. Optionor, on the one hand, and USI, on the other hand, shall provide each other with such cooperation and information relating to an Option Property as the parties reasonably may request in (i) filing any tax return, amended tax return or claim for tax refund, (ii) determining any liability for taxes or a right to a tax refund, or (iii) conducting or defending any proceeding in respect of taxes. Any time after the date hereof, USI shall promptly notify Optionor in writing upon receipt by USI or any of its affiliates of notice of (i) any pending or threatened tax audits or assessments with respect to an Option Property, and (ii) any pending or threatened federal, state, local or foreign tax audits or assessments of USI or any of its affiliates, in each case which may affect the liabilities for taxes of Optionor with respect to any tax period ending on or before the Closing

Date. Optionor shall promptly notify USI in writing upon receipt by Optionor of notice of any pending or threatened federal, state, local or foreign tax audits or assessments relating to the income, properties or operations of the Optionor. USI, on the one hand, and Optionor, on the other hand, may participate at its own expense in the prosecution of any claim or audit with respect to taxes attributable to any taxable period ending on or before the Closing Date, provided, that Optionor shall have the right to control the conduct of any such audit or proceeding or portion thereof for which Optionor has acknowledged liability for the payment of any additional tax liability, and USI shall have the right to control any other audits and proceedings. Notwithstanding the foregoing, neither USI, on the one hand, nor Optionor, on the other hand, may settle or otherwise resolve any such claim, suit or proceeding which could have an adverse tax effect on the other party or its direct or indirect owners without the written consent of the other party, such written consent not to be unreasonably withheld or delayed. USI and Optionor shall retain all tax returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the statute of limitations (and, to the extent notified by any party, any extensions thereof) of the taxable years to which such tax returns and other documents relate and until the final determination of any tax in respect of such years.

               (c) Tax Allocations. With respect to an Option Property that is directly or indirectly contributed to USI as provided in Section 3.4(a) above, USI shall use the “traditional method”, as described in Treasury Regulation Section 1.704-3(b), to make allocations of taxable income and loss among the partners of USI.

               (d) Transfer Taxes. USI shall pay the cost of all documentary transfer taxes or other transfer or recording taxes arising from the sale of an Option Property pursuant to the exercise by USI of the Option.

               (e) Closing Costs. Any recording fees, escrow fees, and other closing costs (except documentary transfer taxes as provided in Section 3.4(d) above) shall be allocated according to custom and practice based on the location of an Option Property.

               (f) Survivability. This Section 3.4 shall survive the termination of this Agreement for a period of one year from the date of such termination.

ARTICLE IV — ADDITIONAL AGREEMENTS AND COVENANTS

          4.1 Sale of Property to Third Party. From the date hereof and continuing until the expiration of the Option Term as described in Section 1.4, Optionor shall not (i) affirmatively market any Option Property for sale, or (ii) sell, convey or otherwise transfer, or agree to sell, convey or otherwise transfer, all or any portion of an Option Property (other than the sale of an Option Property pursuant to USI’s exercise of the Option or in accordance with Article III hereof), without the prior written consent of USI, which consent may be conditioned, withheld or delayed in USI’s sole and absolute discretion.

          4.2 Consent to Alternative Transaction. Optionor acknowledges and understands that USI may desire to effectuate a transfer of an Option Property other than through the direct acquisition of such Option Property as contemplated hereby, and that USI may determine that it is more desirable or appropriate to accomplish the transfer of such Option Property through one or more alternative transactions, including, without limitation, the acquisition of 100% of Optionor’s interest (“Optionor Interests”) in an entity created or existing for the purpose of holding the right, title and interest in such Option Property (an “Optionor Interest Acquisition”). Optionor hereby consents to the Optionor Interest Acquisition, and shall cooperate with USI to effect and carry out any and all transactions deemed by USI to be necessary to effectuate the Optionor Interest Acquisition or any other alternative transaction pursuant to this Section 4.2(a); provided that, the Optionor receives, in the aggregate, the amount of cash or number of Units to which Optionor would have been entitled under Section 3.1 upon the sale of such Option Property pursuant to this Agreement.

          4.3 Further Assurance. Optionor shall execute and deliver to USI all such other and further instruments and documents and take or cause to be taken all such other and further actions as USI may reasonably request in order to effect the transactions contemplated by this Agreement, including, without limitation, instruments or documents deemed necessary or desirable by USI to effect and evidence the acquisition of an Option Property in accordance with the terms of this Agreement.

          4.4 Consent to Other Approvals. Optionor hereby acknowledges and agrees that the execution and delivery of this Agreement by Optionor shall constitute the consent, waiver or approval by Optionor, pursuant to applicable law or Optionor’s organizational documents or other agreements, to the transactions contemplated hereby. For the avoidance of doubt, to the extent the consent, waiver or approval of Optionor is required to effectuate any of the transactions contemplated by this Agreement, Optionor shall be deemed to have given such consent, waiver or approval pursuant hereto.

          4.5 Further Consents. From the date hereof and continuing until expiration of the Option Term as described in Section 1.4, Optionor shall not enter into any agreement or other undertaking with any person or entity or any governmental authority, other than an agreement with, or undertaking to, a governmental authority required in connection with the normal operation of an Option Property and entered into in the ordinary course of Optionor’s business, that would require the consent of any governmental or private party to effect the transactions contemplated by this Agreement, including, without limitation, the consent of any lender.

          4.6 Ownership of Optionor. Optionor and each of the Affiliated Persons covenant and agree that from the date hereof and continuing until expiration of the Option Term none of them will cause or permit Optionor to issue any equity interests, or any owner of equity interest in Optionor to sell, assign or otherwise dispose of any management right or any ownership interest in Optionor, in each case without USI’s prior written consent.

ARTICLE V — REPRESENTATIONS, WARRANTIES AND COVENANTS

          As a material inducement to USI to enter into this Agreement, Optionor hereby makes to USI each of the representations and warranties set forth in this Article V, which representations and warranties are true and correct as of the date hereof, and hereby covenants as follows:

          5.1 Organization; Authority. Optionor is duly formed, validly existing and in good standing (to the extent applicable) under the laws of its jurisdiction of formation. Optionor has full right, authority, power and capacity: (a) to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of Optionor pursuant to this Agreement, and (b) to carry out the transactions contemplated hereby and thereby. This Agreement and each agreement, document and instrument executed and delivered by or on behalf of Optionor pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Optionor, each enforceable in accordance with its respective terms. The execution, delivery and performance of this Agreement and each such agreement, document and instrument by or on behalf of Optionor: (i) does not and will not violate any foreign, federal, state, local or other laws applicable to Optionor or require Optionor to obtain any approval, consent or waiver of, or make any filing with, any person or authority (governmental or otherwise) that has not been obtained or made prior to the date hereof, and (ii) does not and will not violate any term, conditions or provisions of, or constitute a default under, any bond, note or other evidence of indebtedness or any contract, lease or other instrument to which Optionor is a party or by which the property of Optionor is bound or affected.

          5.2 Title to the Option Property; No Agreements to Sell. Optionor owns or will own at the Closing Date beneficially and of record, free and clear of any claim, lien (including, without limitation, tax liens), option, charge, security interest, mortgage, deed of trust, encumbrance, rights of assignment, purchase rights or other rights of any nature whatsoever of any third party (collectively, “Encumbrances”), and has or will have at the Closing Date full power and authority to convey, free and clear of any Encumbrances, each Option Property and, upon delivery of Optionor’s interests in an Option Property free and clear of any Encumbrances, upon delivery of a deed of conveyance (and other appropriate instruments of transfer) by the Optionor to USI relating to such Option Property and receipt by it of the consideration for such Option Property as herein provided, USI (or its designee) will acquire good and valid title thereto, free and clear of any Encumbrance, in each case, except (i) Encumbrances created in favor of USI by the transactions contemplated hereby, (ii) Encumbrances that are extinguished at or prior to the Closing Date, (iii) Encumbrances listed on Schedule 2 hereto, and (iv) the Assumed Liabilities (the foregoing clauses (i) through (iv) collectively shall be known as the “Permitted Encumbrances”). Other than this Agreement, Optionor is not currently a party to any agreement to sell, transfer or otherwise encumber or dispose of, and has no obligation (absolute or contingent) to sell, any Option Property owned by Optionor. Optionor covenants not to encumber any Option Property during the period from the date hereof and continuing until the Expiration Date.

          5.3 Status as a United States Person. Optionor is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code (“Section 1445”). Optionor’s U.S. taxpayer identification number that has previously been provided to USI is correct. Optionor’s office address is the address set forth opposite its signature below. Upon request by USI, Optionor shall complete and provide to USI a certificate of non-foreign status substantially in the form provided in Section 1.1445-5(b)(3)(D) of the Treasury regulations.

          5.4 No Brokers. Optionor has not entered into, and covenants that it will not enter into, any agreement, arrangement or understanding with any person or firm which will result in the obligation of USI to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

          5.5 Assets. The Option Properties are the sole asset of Optionor, other than cash or cash equivalents. Optionor covenants not to acquire any assets other than those to be made part of or used in connection with the Option Properties, it being understood that any such additional assets so acquired shall automatically become subject to this Agreement and the Option contained herein. For the avoidance of doubt, nothing contained in this Section 5.5 shall prohibit Optionor from acquiring the eight Option Properties listed on Exhbit A hereto as being under contract as of the date hereof.

          5.6 Litigation. There is no litigation or proceeding, either judicial or administrative, pending or, to Optionor’s knowledge, threatened, affecting all or any portion of any Option Property or the Optionor’s ability to consummate the transactions contemplated hereby. There is no outstanding order, writ, injunction or decree of any court, government, governmental entity or authority or arbitration against or affecting all or any portion of any Option Property, which in any such case would impair the Optionor’s ability to enter into and perform all of the Optionor’s obligations under this Agreement.

          5.7 No Insolvency Proceedings. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or, to Optionor’s knowledge, threatened against the Optionor, nor are any such proceedings contemplated by the Optionor.

          5.8 Securities Law Matters; Transfer Restrictions.

               (a) Optionor acknowledges that USI intends the offer and issuance of any Units pursuant to this Agreement to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) and applicable state securities laws by virtue of (i) the status of the Optionor as an “accredited investor” within the meaning of the federal securities laws, and (ii) Regulation D promulgated under Section 4(2) of the Securities Act (“Regulation D”), and that USI will rely in part upon the representations and warranties made by the Optionor in this Agreement in making the determination that the offer and issuance of the Units qualify for exemption under Rule 506 of Regulation D as an offer and sale only to “accredited investors.”

               (b) Optionor is an “accredited investor” within the meaning of the federal securities laws.

               (c) Optionor will acquire the Units for its own account and not with a view to, or for sale in connection with, any “distribution” thereof within the meaning of the Securities Act. Optionor does not intend or anticipate that the Optionor will rely on this investment as a principal source of income.

               (d) Optionor has sufficient knowledge and experience in financial, tax and business matters to enable him to evaluate the merits and risks of investment in the Units. Optionor has the ability to bear the economic risk of acquiring the Units. Optionor acknowledges that (i) the transactions contemplated by this Agreement involve complex tax consequences for the Optionor, and the Optionor is relying solely on the advice of the Optionor’s own tax advisors in evaluating such consequences, (ii) USI has not made (nor shall it be deemed to have made) any representations or warranties as to the tax consequences of such transaction to the Optionor, and (iii) references in this Agreement to the intended tax effect of the transactions contemplated hereby shall not be deemed to imply any representation by USI as to a particular tax effect that may be obtained by the Optionor. The Optionor remains solely responsible for all tax matters relating to the Optionor.

               (e) Optionor has been supplied with, or had access to, information to which a reasonable investor would attach significance in making an investment decision to acquire the Units and any other information the Optionor has requested. The Optionor has had an opportunity to ask questions of, and receive information and answers from, USI and is affiliates concerning USI, its affiliates, the Units, the other IPO Transactions and the Common Shares into which the Units may be redeemed, and to assess and evaluate any information supplied to the Optionor by USI or its affiliates, and all such questions have been answered, and all such information has been provided to the full satisfaction of the Optionor.

               (f) Optionor acknowledges that it is aware that there are substantial restrictions on the transferability of the Units and that the Units will not be registered under the Securities Act or any state securities laws, and the Optionor has no right to require that they be so registered. Optionor agrees that any Units it acquires will not be sold in the absence of registration unless such sale is exempt from registration under the Securities Act and applicable state securities laws. Optionor acknowledges that the Optionor shall be responsible for compliance with all conditions on transfer imposed by any securities authority and for any expenses incurred by USI for legal or accounting services in connection with reviewing such a proposed transfer or issuing opinions in connection therewith.

               (g) Optionor understands that no federal agency (including the Securities and Exchange Commission) or state agency has made or will make any finding or determination as to the fairness of an investment in the Units.

               (h) Optionor understands that there is no established public, private or other market for the Units acquired by the Optionor hereunder and it is not anticipated that there will be any public, private or other market for such Units in the foreseeable future.

               (i) Optionor understands that Rule 144 promulgated under the Securities Act is not currently available with respect to the sale of Units.

               5.9 Reliance. Optionor acknowledges that it understands the meaning and legal consequences of the representations and warranties in this Article V, and that USI may rely upon such representations and warranties in determining whether to enter into this Agreement.

ARTICLE VI: CONDITIONS TO CLOSING

          6.1 Conditions to USI’s Obligation to Close. The obligation of USI to consummate any Closing is subject to the fulfillment, at or prior to the Closing Date, of the following conditions (unless such conditions are waived in writing by USI):

               (a) Representations and Warranties. The representations and warranties made by Optionor pursuant to this Agreement (as they relate to the Option Property subject to the Closing) shall be true and correct in all material respects when made, and on and as of the Closing Date, as though such representations and warranties were made on the Closing Date.

               (b) Performance. Optionor shall have performed and complied with all agreements and covenants (as they relate to the Option Property subject to the Closing) that the Optionor is required to perform or comply with pursuant to this Agreement prior to the Closing in all material respects.

               (c) Legal Proceedings. No action or proceeding by or before any governmental authority (as they relate to the Option Property subject to the Closing) shall have been instituted that is reasonably expected to restrain, prohibit or invalidate the transactions contemplated by this Agreement, other than an action or proceeding instituted by Optionor.

               (d) Consents and Approvals. All necessary consents of governmental and private parties (as they relate to the Option Property subject to the Closing) to effect the transactions contemplated by this Agreement, including, without limitation, consents of lenders, shall have been obtained.

               (e) Reliance on Regulation D. If Units are to be issued as part of the consideration to be paid for an Option Property, USI shall, based on advice of its counsel, be reasonably satisfied that there shall not be more than 35 “purchasers of securities” (as calculated pursuant to Rule 501 of Regulation D) at the Closing Date and that such issuance and the contemplated distribution of Units to Optionor may be made without registration under the Securities Act in reliance upon Regulation D.

          6.2 Conditions to the Optionor’s Obligation to Close. The obligation of the Optionor to consummate any Closing is subject to the fulfillment, at or prior to the Closing Date, of the following conditions (unless such conditions are waived in writing by Optionor):

               (a) Performance. USI shall have performed and complied with all agreements and covenants (as they relate to the Option Property subject to the Closing) that it is required to perform or comply with pursuant to this Agreement prior to the Closing Date in all material respects.

               (b) Legal Proceedings. No action or proceeding by or before any governmental authority (as they relate to the Option Property subject to the Closing) shall have been instituted that is reasonably expected to restrain, prohibit or invalidate the transactions contemplated by this Agreement, other than an action or proceeding instituted by USI; provided, that the foregoing condition shall be deemed to have been satisfied if USI shall have agreed to fully indemnify Optionor from any loss, liability, claim, damage or expense arising out of the Optionor’s proceeding to close under this Agreement in the face of any such action or proceeding.

               (c) Consents and Approvals. All necessary consents of governmental authorities, if any, (as they relate to the Option Property subject to the Closing) to effect the transactions contemplated by this Agreement shall have been obtained; provided, that the foregoing condition shall be deemed to have been satisfied if USI shall have agreed to fully indemnify Optionor from any loss, liability, claim, damage or expense arising out of Optionor’s proceeding to close under this Agreement without having obtained a necessary consent.

               (d) Registration Rights Agreement. At or prior to the Closing Date, the REIT shall have entered into a registration rights agreement with Optionor providing Optionor with registration rights that either, at the REIT’s option, (i) register the issuance of the Common Shares received upon redemption of any Units issued in connection with such Closing, or (ii) register the resale of the Common Shares issuable upon redemption of any Units issued in connection with such Closing, such registration rights agreement to contain such other terms and conditions customary for a transaction of this type (the “Registration Rights Agreement”).

ARTICLE VII: CLOSING

          7.1 Closing. The Closing Date with respect to an Option Property shall occur as set forth in Section 2.1, which date USI shall designate in writing to Optionor at least five business day prior to such date. The Closing with respect to such Option Property shall take place at such time and place on such Closing Date as shall be designated by USI.

          7.2 Closing Deliveries by Optionor. At the Closing with respect to an Option Property, Optionor shall execute and deliver to USI the following:

               (i) a duly executed deed of conveyance with respect to such Option Property, substantially in the form attached hereto as Exhibit C, modified as necessary to conform to local requirements, pursuant to which Optionor shall grant and convey to USI (or its designee) the Optionor’s right, title and interests in the Land and Improvements with respect to such Option Property, free and clear of Encumbrances, other than Permitted Encumbrances;

               (ii) a duly executed Bill of Sale and Assignment and Assumption Agreement with respect to such Option Property, substantially in the form attached hereto as Exhibit D (“Assignment Agreement”), pursuant to which (a) the Optionor shall assign and convey to USI (or its designee) the Optionor’s right, title and interests in (i) the Personal Property, the Leases and the Other Contracts with respect to such Option Property, free and clear of Encumbrances, other than the Permitted Encumbrances, and (b) USI shall assume the Assumed Liabilities with respect to such Option Property;

               (iii) a Limited Partner Acceptance if a portion of the Acquisition Consideration for such Option Property consists of Units, substantially in the form attached hereto as Exhibit E, duly executed by Optionor;

               (iv) such documents and certificates as USI may reasonably request (x) to establish the authority of the parties executing any documents in connection with the Closing, (y) to reflect the parties’ intentions regarding the transfer of such Option Property and assumption of the Assumed Liabilities with respect to such Option Property , or (z) as may be reasonably required by Optionor’s title insurer in connection with the issuance of a title insurance policy for such Option Property; and

               (v) a non-foreign seller certification, substantially in the form attached hereto as Exhibit F, executed by the Optionor.

          7.3 Closing Deliveries by USI. At the Closing with respect to an Option Property, USI shall execute and deliver to Optionor the following:

               (i) a duly executed Assignment Agreement; and

               (ii) a duly executed Registration Rights Agreement.

ARTICLE VIII — TERMINATION

          8.1 Termination of this Agreement. This Agreement shall terminate and be of no further force or effect upon the earlier to occur of:

               (a) the acquisition by USI of all right, title and interest of Optionor in all of the Option Properties in accordance with this Agreement; and

               (b) the expiration of the Option pursuant to Section 1.4 hereof;

          8.2 Procedure if Option Terminates.

               (a) Verification of Termination. If this Agreement is terminated pursuant to Section 8.1(b), USI shall execute, acknowledge and deliver to Optionor in recordable form with appropriate authorization for recording, within 10 days from request therefore, a deed of conveyance or any other document reasonably requested by Optionor or a title insurance company to verify the termination of this Agreement, including, without limitation, the Option, with respect to any Option Property not conveyed to USI pursuant hereto.

               (c) Right to Documents. If this Agreement is terminated pursuant to Section 8.1(b), USI shall forthwith deliver (or cause to be delivered) to Optionor and shall be deemed to have assigned to Optionor (without the execution of further documentation or instruments), any governmental applications, permits, maps, plans, specifications and other documents in its possession or that it has made, with respect to any Option Property not conveyed to USI pursuant hereto, including, without limitation, all engineering reports, surveys, soil tests, seismic studies, environmental reports, grading, flood control and drainage plans, design renderings, market analyses, feasibility studies, proposed tentative, parcel and final maps, and all correspondence with governmental agencies and their personnel concerning the same (other than materials in USI’s or any subsidiary’s or affiliated company’s possessions or pursuant to any continuing agreement between USI, on the one hand, and Optionor, on the other hand).

          8.3 Effects of Termination. In the event of termination of this Agreement pursuant to Section 8.1, the provisions of Sections 1.5, 8.2, 8.3 and Article XI shall survive the termination of this Agreement, and Sections 3.3 and 3.4 and Article IX shall survive the termination of this Agreement only with respect to any Option Property that has been acquired by USI pursuant to the terms herein. Notwithstanding the foregoing, nothing in this Section 8.3 shall be deemed to release any party from liability for any breach by such party of the terms or provisions of this Agreement or to impair the right of any party to enforce its respective rights hereunder.

ARTICLE IX — INDEMNIFICATION

          Optionor shall indemnify USI, its affiliates and its respective trustees, directors, officers, members, partners, employees, agents, successors and assigns (the “Indemnitees”) in respect of, and hold the Indemnitees harmless against, any and all liabilities (whether absolute or contingent, known or unknown or accrued or unaccrued), damages, judgments, fines, fees, penalties, obligations, deficiencies, losses and expenses (including, without limitation, reasonable fees and expenses of attorneys and accountants and including, without limitation, amounts paid in settlement) (“Damages”) actually incurred or suffered by any Indemnitee, and to reimburse each Indemnitee for such Damages which are suffered or incurred by such Indemnitee or to which such Indemnitee may otherwise become subject, arising out of or resulting from the untruth, inaccuracy or breach of any representation or warrant of Optionor contained in this Agreement, or any breach, non-fulfillment or failure to perform any agreement or covenant of Optionor contained in this Agreement.

ARTICLE X — ASSIGNMENT

          10.1 USI’s Right to Assignment. USI may not assign the Option without Optionor’s prior written consent, which consent may be conditioned, withheld or delayed in Optionor’s sole and absolute discretion; provided, that USI may assign the Option without Optionor’s consent to (i) the REIT, (ii) any direct or indirect controlled affiliate of the REIT or USI, or (iii) any entity into which USI has merged or otherwise is the result of a business combination directly involving USI.

          10.2 Optionor’s Right to Assignment. Optionor may not assign its interests in this Agreement, in whole or in part, without USI’s prior written consent, which consent may be conditioned, withheld or delayed in USI’s sole and absolute discretion.

ARTICLE XI — MISCELLANEOUS

          11.1 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by the parties. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought.

          11.2 Entire Agreement; Counterparts; Applicable Law. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, (b) may be executed in one or more counterparts, each of which will be deemed an original and all of which, including, without limitation, validity, interpretation and effect, shall constitute but one and the same instrument, and (c) shall be governed in all respects, including, without limitation, validity, interpretation and effect, by the laws of the State of Ohio without giving effect to the conflict of law provisions thereof.

          11.3 Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties shall replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision and execute any amendment, consent or agreement deemed necessary or desirable by USI to effect such replacement.

          11.4 Binding Effect. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties and their respective permitted successors and permitted assigns.

          11.5 Equitable Remedies. The parties hereto agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in the State of Ohio (as to which the parties agree to submit to jurisdiction for the purposes of such action), this being in addition to any other remedy to which they are entitled at law or in equity.

          11.6 Notices. Any notice or demand which must or may be given under this Agreement (including, without limitation, the Exercise Notice) or by law shall, except as otherwise provided, be in writing and shall be deemed to have been delivered (i) when physically received by personal delivery (which shall include the confirmed receipt of a telecopied facsimile transmission), or (ii) three business days after being deposited in the United States certified or registered mail, return receipt requested, postage prepaid or (iii) one business day after being deposited with a nationally known commercial courier service providing next day delivery service (such as Federal Express).

          11.7 Recording. Upon request of USI, Optionor agrees to record a memorandum of this Agreement in the real property records of each county in which any portion of an Option Property is situated. If Optionor records such a memorandum, USI covenants to record the appropriate notice of termination or cancellation upon the expiration or earlier termination of this Agreement.

          11.8 Fees and Expenses. Except to the extent contemplated in Section 3.4(d), Section 3.4(e) or Article IX hereof, all fees and expenses incurred in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses. In connection with any litigation or a court proceeding arising out of this Agreement, the prevailing party shall be entitled to recover all costs incurred, including reasonable attorneys’ fees and legal assistants’ fees and costs whether incurred prior to trial, at trial, or on appeal.

          11.9 Reliance. Each party to this Agreement acknowledges and agrees that it is not relying on tax advice or other advice from the other party to this Agreement, and that it has or will consult with its own advisors.

[Signature page follows]

     IN WITNESS WHEREOF, each of the parties hereto has executed and delivered this Agreement as of the date first set forth above.

Address:

Rising Tide Development, LLC	OPTIONOR:
6745 Engle Road, Suite 300
Middleburg, OH 44130	RISING TIDE DEVELOPMENT, LLC

By: Mizzen, LLC, it Sole Member

By: Amsdell Holdings X, Inc., its Manager

By: /s/ Robert J. Amsdell
Name: Robert J. Amsdell
Title: President

U-Store It, L.P.	USI:
c/o U-Store-It Trust
6745 Engle Road, Suite 300	U-STORE-IT, L.P.
Middleburg, OH 44130
By: U-STORE-IT TRUST, its General
Partner

By: /s/ Steven G. Osgood
Name: Steven G. Osgood
Title: President

Robert J. Amsdell	Executed and agreed upon solely for
c/o U-Store-It Trust	purposes of Section 1.6 and 4.6 hereof:
6745 Engle Road, Suite 300
Middleburg, OH 44130

/s/ Robert J. Amsdell
Barry L. Amsdell	Robert J. Amsdell
c/o U-Store-It Trust
6745 Engle Road, Suite 300
Middleburg, OH 44130	/s/ Barry L. Amsdell
Barry L. Amsdell